EXHIBIT 5.1

                          OPINION OF NIXON PEABODY LLP

                                     [LOGO]
                               Nixon Peabody LLP
                               437 Madison Avenue
                            New York, New York 10022


                                  June 15, 2000

PSINet Inc.
44983 Knoll Square
Ashburn, Virginia 20147

Ladies and Gentlemen:

         We have acted as counsel to PSINet Inc., a New York corporation (the "Company"), in connection with the Registration Statement on Form S-8 (the "Registration Statement") to be filed by the Company on or about June 15, 2000 with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering with the SEC an aggregate of up to 4,476,250 shares (the "Shares") of common stock of the Company, par value $.01 per share (the "Common Stock"), consisting of: (i) 4,161,250 shares issuable upon the exercise of options granted by Metamor Worldwide, Inc., a Delaware corporation which is a wholly owned subsidiary of the Company ("Metamor"), under its Long-Term Incentive Plan, as amended (the "LTIP"), and (ii) 315,000 shares issuable upon the exercise of options granted by Metamor under its Employee Stock Purchase Plan (the "Employee Plan" and, together with the LTIP, the "Plans").

         This opinion is being delivered to you in connection with the Registration Statement.

         In connection with the foregoing, we have examined, among other documents, copies of the following: (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as amended to the date hereof (iii) the By-laws of the Company, as amended to the date hereof, and (iv) the Plans. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company, agreements and such other instruments and certificates of officers of the Company, and have made such investigations of law, as, in our experience, are necessary or appropriate as a basis for the opinions expressed below.

         As to questions of fact material to our opinions expressed herein, we have, when relevant facts were not independently established, relied upon certificates of, and information received from, the Company and/or representatives of the Company. We have made no independent investigation of the facts stated in such certificates or as to any information received from the Company and/or representatives of the Company and do not opine as to the accuracy of such factual matters. We also have relied, without investigation, upon certificates and other documents from, and conversations with, public officials.


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PSINet Inc.
June 15, 2000
Page 2


         In addition, we have assumed that, at or prior to the time of issuance and sale of any of the Shares: (i) no stop order shall have been issued in respect of the Registration Statement, (ii) there shall not have occurred, since the date of this opinion, any change in law affecting the validity of the Shares or the ability or the capacity of the Company to issue any of the Shares, and
(iii) the Company shall not have effected any material change to its Certificate of Incorporation or By-laws.

         Members of our firm involved in the preparation of this opinion are licensed to practice law in the State of New York and we do not purport to be experts on, or to express any opinion herein concerning, the laws of any jurisdiction other than the laws of the State of New York.

         Based upon and subject to the foregoing, and the other qualifications and limitations contained herein, and after (a) the Registration Statement has become effective under the Act and assuming that such effectiveness remains in effect throughout the period during which shares of Common Stock are issued pursuant to the Plans, (b) the shares of Common Stock to be issued pursuant to the Plans have, if required, been duly qualified or registered, as the case may be, for sale under applicable state securities laws and all applicable securities laws are complied with, (c) all necessary action by the shareholders of the Company and the Board of Directors or a duly designated committee of the Board of Directors of the Company shall have been taken to duly authorize the Plans and the issuance of options, other rights and Common Stock to be issued pursuant to the Plans (the "Corporate Action"), and (d) the options, other rights and shares of Common Stock to be issued pursuant to the Plans have been delivered pursuant to and in accordance with the terms of the Plans and related agreements and instruments against payment therefor in accordance with the terms of the relevant Corporate Action, the Plans and related agreements and instruments, we are of the opinion that the 4,161,250 shares of Common Stock issuable pursuant to the LTIP, the 315,000 shares of Common Stock issuable pursuant to the Employee Plan, and an indeterminate number of shares of Common Stock as may be issued by reason of any stock split, stock dividend, recapitalization or similar transaction, will have been duly authorized, validly issued, fully paid and non-assessable, subject to Section 630 of the Business Corporation Law of the State of New York.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC.

         We further consent to the filing of this opinion as an exhibit to applications to the securities commissioners of the various states of the United States of America, to the extent so required, in connection with the registration of the shares of Common Stock.


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PSINet Inc.
June 15, 2000
Page 3



         This opinion is limited to the matters stated herein, and no opinion or belief is implied or may be inferred beyond the matters expressly stated herein. The opinions expressed herein are rendered as of the date hereof, and we disclaim any undertaking to advise you of changes in law or fact which may affect the continued correctness of any of our opinions as of a later date.

         We wish to advise you that certain attorneys with Nixon Peabody LLP own certain shares of the Company's Common Stock.

                                       Very truly yours,

                                       /s/ Nixon Peabody LLP
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